Exhibit 10.1

VWR CORPORATION

EXECUTIVE RETENTION PROGRAM

1. Effective Date. This Executive Retention Program (the “Plan”) of VWR Corporation (the “Company”) will become effective (the “Effective Date”) upon the date hereof, and will remain in effect until the payment of all benefits earned and payable hereunder (the “Term”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement and Plan of Merger dated as of May 4, 2017 by and among Avantor, Inc. Vail Acquisition Corp and VWR Corporation (the “Merger Agreement”).

2. Participants Covered. Each person listed on Exhibit A will become a participant in the Plan on the Effective Date (each such person, a “Participant”). The Compensation Committee of the Company’s Board of Directors may add additional Participants to Exhibit A; provided that the aggregate amount of Retention Bonus may not exceed $13,000,000 (including any amounts of Retention Bonuses forfeited by Participants).

3. Participant Retention Bonus. Each Participant will be eligible to earn in accordance with this Plan the applicable Retention Bonus listed on Exhibit A.

4. Vesting of the Retention Bonus. A Participant’s right to the Retention Bonus will vest and become non-forfeitable if (i) the Participant is employed by the Company or its affiliates (including, without limitation, Avantor, Inc. ( the “Parent”) and any affiliate of Parent) on the Vesting Date or (ii) subject to the Participant’s compliance with Section 6.2, the Participant’s employment with the Company and its affiliates is terminated before the Vesting Date (A) by the Company for a reason other than Cause, (B) by the Participant for Good Reason or (C) due to the Participant’s death or disability. For purposes of this Plan, the “Vesting Date” means, as applicable, (x) May 4, 2018 if the Closing Date (as defined in the Merger Agreement) has occurred before such date, or (y) if the Closing Date has not occurred on or before May 4, 2018, the earlier of the Closing Date or December 31, 2018.

5. Forfeiture of Accounts. Subject to Section 4 above, a Participant will forfeit his or her Retention Bonus upon any termination of employment with the Company and its affiliates. For the sake of clarity, this forfeiture will apply only in the case of a termination of the Participant’s employment by the Company for Cause or voluntarily by the Participant without Good Reason.

6. Distribution of Retention Bonus.

6.1 General. A Participant’s Retention Bonus will be distributed in a cash lump sum to the Participant (or his or her beneficiaries) within 10 days of the date the Participant’s right to such portion becomes vested in accordance with Section 4.

6.2 Release. Any and all amounts payable pursuant to Section 4(ii) of this Agreement shall only be payable if the Participant delivers to the Company and does not revoke a general release of claims in favor of the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Participant’s termination.

6.3 Section 409A. To the extent necessary to avoid imposition on the Participant of a penalty tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any distribution payable as a result of a Participant’s termination of employment will be deferred for six months and one day after such termination and will be made in accordance with the provisions of Section 6.1.

7. Tax Gross Up.

7.1 General. In the event that any payment that is either received by the Participant or paid by the Company or any of its Affiliates on the Participant’s behalf or any property, or any other benefit provided to the Participant under this Plan or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Participant’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the Company shall pay to the Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. This Section 7 shall terminate and cease to apply upon payment of all Retention Bonuses hereunder; provided that this Section 7 shall only continue to apply in respect of a change in control (within the meaning of Section 280G of the Code) occurring before December 31, 2018.

7.2 Calculation of Gross-Up Payment. For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (as applicable, the “Accountants”) such Total Payments (in whole or in part) are not subject to the Excise Tax,. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Company shall appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants, who shall provide detailed supporting calculations both to the Company and the Participant at such time as it is requested by the Company or the Participant. The determination of the Accountants shall be final and binding upon the Company and the Participant. For purposes of determining the amount of the Gross-Up Payment, the Participant’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects the Participant to the Excise Tax occurs shall be used. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess imposed by the applicable taxing authority) promptly after the amount of such excess is finally determined.

7.3 Timing of Gross-Up Payment. The Gross-Up Payment or portion thereof provided for in Section 7.2 above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects the Participant to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Participant on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 7.2 above, as soon as the amount thereof can reasonably be determined.

7.4 Limitation of Gross-Up Payment. Notwithstanding all of the foregoing, (i) in no event shall the aggregate Gross-Up Payments payable hereunder exceed $15,000,000 and (ii) no Participant, other than Mr. Manuel Brocke-Benz, shall be entitled to receive a Gross-Up Payment hereunder unless the aggregate compensatory payments payable to him or her equal or exceed 105% of the amount which is three times such Participant’s applicable “base amount” (as defined in Section 280G(b)(3) of the Code). If the aggregate Gross-Up Payment payable hereunder exceeds $15,000,000, the Company shall be authorized to cut back the amount of each Tax Gross-Up Payment payable to each Participant, other than Mr. Manuel Brocke-Benz, on a pro rata basis as equitably determined by the Company in good faith. This Section 7 fully supersedes any agreement with regards to payment of excise tax pursuant to Code Section 4999 contained in any prior agreements or understandings between the Company and a Participant.

8. Miscellaneous.

8.1 Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

8.2 Withholding. Any amounts payable hereunder will be reduced by all required withholdings for state, federal and local employment, income, payroll or other taxes.

8.3 Beneficiary Designation. A Participant may from time to time designate, in the manner specified by the Company, a beneficiary to receive payment pursuant to Section 6 in the event of his or her death. In the event that there is no properly designated beneficiary living at the time of a Participant’s death, his or her benefit hereunder will be paid to his or her estate.

8.4 Amendment. On and after the Effective Date, the Plan may not be amended by the Company in a manner that adversely affects a Participant without his or her written consent. The Plan may be amended with the consent of Participants to comply with Section 409A of the Code so long as such amendments do not materially adversely affect the rights of any Participant hereunder.

8.5 Governing Law. This Plan will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit of proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

8.6 Right of Discharge Preserved. Nothing contained in this Plan will be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its Subsidiaries or as a limitation of the right of the Company or its Subsidiaries to terminate the employment of any Participant.

8.7 Successors and Assigns. This Plan will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign (including any purchaser of all or substantially all the Company’s asset) to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. The term “Company” as used herein will include such successors and assigns.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted this 25th day of May, 2017.

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